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                                                                      EXHIBIT 11

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                     (In Thousands, Except Per Share Data)

                                  (Unaudited)


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

                                                      Three Months Ended    Nine Months Ended
                                                          September 30,        September 30,
                                                          -------------        -------------
                                                       1996         1997     1996        1997
                                                       ----         ----     ----        ----
PRIMARY EARNINGS PER SHARE:

Net income                                             $487      $  622      $943      $1,288
                                                       ====      ======      ====      ======

     Weighted average common                            867       1,307       867         954
         and common equivalent shares
         outstanding

     Add - Dilutive effect of outstanding options        --          78        --          78
         (as determined by the application of the      ----       -----      ----       -----
         treasury stock method)

     Weighted average common and                        867       1,385       867       1,032
         common equivalent                             ====      ======     =====     =======
         shares outstanding

Primary earnings per share:                            $.56      $  .45     $1.09     $  1.25
                                                       ====      ======     =====     =======

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